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                                                                    EXHIBIT 11.1

                        COMPUTATION OF NET LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                           YEARS ENDED DECEMBER 31
                                                    -------------------------------------
                                                      2002          2001          2000
                                                    ---------     ---------     ---------
COMPUTATION OF BASIC NET LOSS PER SHARE:
         Net loss                                   $ (46,156)    $(120,954)    $ (38,982)
                                                    =========     =========     =========
   Weighted average shares of common
   stock outstanding                                   32,476        27,011        24,285
                                                    =========     =========     =========
   Basic net loss per share                         $   (1.42)    $   (4.48)    $   (1.61)
                                                    =========     =========     =========
COMPUTATION OF DILUTED NET LOSS PER SHARE:
   Net loss                                         $ (46,156)    $(120,954)    $ (38,982)
   Preferred stock dividends not incurred
     upon assumed conversion of preferred
     stock                                                 --            --           262
                                                    ---------     ---------     ---------
   Loss available to common stockholders
     assuming conversion of subsidiary's
     preferred stock                                $ (46,156)    $(120,954)    $ (38,720)
                                                    =========     =========     =========
   Weighted average number of shares of
     common stock and common stock
     equivalents outstanding-
     Weighted average shares of common stock
       outstanding-                                    32,476        27,011        24,285
     Weighted average number of common stock
       equivalents applicable to stock options,
       warrants and subsidiary's preferred stock          188           552         1,113
                                                    ---------     ---------     ---------
   Common stock and common stock equivalents           32,664        27,563        25,398
                                                    =========     =========     =========
   Diluted net loss per common stock and
     common stock equivalents(a)                    $   (1.41)    $   (4.39)    $   (1.52)
                                                    =========     =========     =========

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(a)  This calculation is submitted in accordance with Item 601(b)(11) of
     Regulation S-K although it is not required by SFAS No. 128 because it is antidilutive.